Exhibit 10.5

FORM OF

DIRECTOR DESIGNATION AND VOTING AGREEMENT

THIS DIRECTOR DESIGNATION AND VOTING AGREEMENT dated as of [__________ __], 2008 (this “Agreement”), is among Intrepid Potash, Inc., a Delaware corporation (“Intrepid”), Harvey Operating and Production Company, a Colorado corporation (“HOPCO”), Intrepid Production Corporation, a Colorado corporation (“IPC”), and Potash Acquisition, LLC, a Delaware limited liability company (“PAL” and, collectively with HOPCO and IPC, the “Founding Stockholders”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS

A. As of the date of this Agreement, the Founding Stockholders own all of the outstanding membership units of Intrepid Mining LLC, a Delaware limited liability company (“Intrepid LLC”).

B. Pursuant to the terms and subject to the conditions of an Exchange Agreement dated as of [______ __,] 2008, between Intrepid and Intrepid LLC, it is contemplated that Intrepid will acquire substantially all of the assets of Intrepid LLC in exchange for shares of Common Stock and a cash payment (the “Exchange”).

C. Intrepid is contemplating an offer and sale of shares of its Common Stock to the public in an underwritten initial public offering (the “IPO”) simultaneously with closing the consummation of the Exchange.

D. It is also contemplated that, immediately following the consummation of the Exchange and the closing of the IPO, Intrepid LLC will satisfy its outstanding liabilities, liquidate and distribute all of its cash and shares of Common Stock to the Founding Stockholders (the “Distribution”).

E. The Founding Stockholders and Intrepid wish to set forth certain understandings with respect to the Founding Stockholders’ holdings of Common Stock (including such shares of Common Stock contemplated to be received in the Distribution).

F. The Certificate of Incorporation of Intrepid (the “Charter”) provides that Intrepid shall have a staggered board of directors (the “Board”) that consists of three classes of directors and that the term of one class of directors will expire at each annual meeting of the stockholders of Intrepid (the “Annual Meetings”).

AGREEMENT

In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Intrepid and the Founding Stockholders agree as follows.

1. Definitions

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified person. As used in this definition of “Affiliate,” (i) the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and (ii) the term “person” means any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization.

“Common Stock” means the common stock, par value $0.001 per share, of Intrepid.

“Director” means a member of the Board.

“Nominating Committee” means the nominating/governance committee of the Board.

“Permitted Transferee” means (i) in the case of HOPCO , Hugh E. Harvey, Jr. and, in the case of IPC, Robert P. Jornayvaz III, any of their respective Affiliates, and (A) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of Harvey or Jornayvaz, (B) any trust, the majority of trustees of which include only Harvey or Jornayvaz or persons named in clause (A) and the beneficiaries of which include only the persons named in clause (A), (C) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the persons named in clause (A), (D) in the case of a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, and all subsequent trusts that may result from the division of such trust into two or more separate trusts, or any trust resulting from the combination of two or more of such trusts into a single trust, (E) any foundation or other entity established by Harvey or Jornayvaz for charitable purposes, and (ii) in the case of PAL, any of (A) an Affiliate of PAL and (B) the owners of equity interests in PAL or its parent entities provided the Transfer of

Common Stock is substantially in accordance with their respective equity interests in PAL or such parent.

“Registration Statement” means the registration statement filed with the Securities Exchange Commission on December 20, 2007 on Form S-1 in relation to the IPO, as amended.

“Retiring Director” means any Director whose term expires at the next Annual Meeting pursuant to the terms of the Charter.

“Transfer” means, with respect to any share of Common Stock (or direct or indirect economic or other interest therein), a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, “Transfer” shall have the correlative meaning.

2. Nominee Designation

2.1 Nomination Right. Subject to any limitations imposed by the New York Stock Exchange and the conditions set forth in this Section 2, each Founding Stockholder and its Affiliates and Permitted Transferees (as a group) shall have the right to designate persons to be appointed or nominated for election to the Board as follows (each, a “Designee”):

(a) each Founding Stockholder hereby designates the Designee named opposite such Founding Stockholder’s name below for appointment as an initial Director and each such Director shall belong to the respective class of directors whose initial terms shall expire at the Annual Meeting indicated below:

Founding Stockholder	Designee	Annual Meeting
HOPCO	Hugh E. Harvey, Jr.	2011
IPC	Robert P. Jornayvaz III	2011
PAL	J. Landis Martin	2010

(b) at every Annual Meeting hereafter at which the term of a Director designated by a Founding Stockholder in accordance with this Section 2.1 shall expire, such Founding Stockholder (and its Affiliates and Permitted Transferees, as a group) may name a Designee to be nominated for election to the Board in place of such Retiring Director; provided that such Retiring Director may be named by the Founding Stockholder as its Designee for the succeeding term.

(c) if a vacancy occurs because of the death, disability, retirement, resignation or removal of a Director that was a Designee of a Founding Stockholder, such Founding Stockholder (and its Affiliates and Permitted Transferees, as a group) shall name a Designee to fill such vacancy as soon as reasonably practicable, and the Board, subject to paragraph 2.4(b)(ii) below, shall elect the Designee to the Board to fill the vacancy.

2.2 Effect of Reduction of Holdings. At such time as any Founding Stockholder and its Affiliates and Permitted Transferees no longer beneficially own at least five percent of the issued and outstanding shares of Common Stock (calculated on a fully diluted and as converted basis, and adjusted to reflect any additional issuance of Common Stock or any split, dividend or other distribution by Intrepid to the holders of Common Stock), such Founding Stockholder (and its Affiliates and Permitted Transferees) shall cease to have any rights of designation under Section 2.1 or right of approval under paragraph 2.4(c).

2.3 Personal Right. Each Founding Stockholder’s rights under this Section 2 are personal to such Founding Stockholder (and its Affiliates and Permitted Transferees) and may not be assigned except in accordance with Section 7.3.

2.4 Intrepid Obligations.

(a) To the fullest extent permitted by law, Intrepid agrees to use its best efforts to assure that, with respect to each election of directors hereafter:

(i) the Founding Stockholders’ respective Designees are included in the Board’s slate of nominees and are recommended for election by Intrepid; and

(ii) each such Designee is included in the proxy statement prepared by Intrepid in connection with soliciting proxies for every meeting of the stockholders of Intrepid called with respect to such election, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Intrepid or the Board with respect to such election.

(b) Notwithstanding anything herein to the contrary, Intrepid shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Designee if (i) such Designee fails to submit to Intrepid on a timely basis such questionnaires as Intrepid may require of its directors generally and such other information as Intrepid may reasonably request, or (ii) the Board or the Nominating Committee determines in good faith, after consultation with legal counsel, that such action would be inconsistent with its fiduciary duties or applicable law; provided, however, that if the Board or the Nominating Committee determine in good faith, after consultation with legal counsel, that such action would be inconsistent with its fiduciary duties or applicable law, Intrepid shall promptly, and sufficiently in advance of any meetings of the stockholders called with respect to such election of nominees, notify the applicable Founding Stockholder of such determination and permit the applicable Founding Stockholder to provide an alternate Designee.

(c) For so long as any Founding Stockholder (or its Affiliates and Permitted Transferees, as applicable) shall have any rights of designation under this Section 2, Intrepid shall not take any action to change the size of the Board to exceed seven members without the prior consent of Founding Shareholders (or their respective Affiliates and Permitted Transferees, as applicable) that beneficially own a majority of the outstanding shares beneficially owned by all Founding Stockholders (and their Affiliates and Permitted Transferees).

3. Voting. To the fullest extent permitted by law, each Founding Stockholder agrees (a) to vote (and so long as shares of Common Stock are held by Intrepid LLC to cause Intrepid LLC to vote) all its shares of Common Stock or any other equity securities of the Company, whether now owned or hereafter acquired or that such Founding Stockholder may be empowered to vote (or to act by written consent with respect to such shares of Common Stock or other securities), from time to time and at all times, in favor of the election to the Board of each Designee, and (b) to not vote (nor act by written consent) in favor of any individual who is not nominated by the Nominating Committee.

4. Transfer Limitations.

(a) Subject to Section 4(b), each Founding Stockholder agrees that it shall not Transfer, whether in a single transaction or a series of related transactions, any of its shares of Common Stock (nor permit its Affiliates to Transfer any of their shares of Common Stock), if, to the actual knowledge of such Founding Stockholder immediately prior to such Transfer, the transferee (or any group of which such transferee is a member) would, after giving effect to such Transfer, own or have rights to acquire in excess of five percent of the issued and outstanding shares of Common Stock.

(b) The Transfer limitations in Section 4(a) above shall not apply to, nor prohibit, any (i) Transfer from one Founding Stockholder or its Affiliates to another Founding Stockholder or it is Affiliates or (ii) tender by any Founding Stockholder or its Affiliates of his or its Common Stock pursuant to a tender offer in which each Founding Stockholder and its Affiliates is permitted to participate on terms no less favorable than those applicable to each other Founding Stockholder and its Affiliates or (iii) transfers by a Founding Stockholder to a Permitted Transferee who signs and agrees to be bound by this Agreement.

5. Specific Performance. Each of the parties to this Agreement acknowledges and agrees that each party hereto will be irreparably damaged if any of the provisions of this Agreement are not performed by the parties hereto in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of Intrepid and the Founding Stockholders shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the parties hereto may be entitled at law or in equity. Each of the parties hereto hereby consents to personal jurisdiction in any such action brought in the United States District Court for the District of Colorado or in any court of the State of Colorado sitting in the City and County of Denver having subject matter jurisdiction.

6. Termination. If the Registration Statement is withdrawn for any reason, this Agreement shall become null and void and be of no further force or effect whatsoever and neither the Founding Stockholders nor Intrepid shall have any further obligations hereunder or with respect hereto.

7. Miscellaneous

7.1 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

7.2 Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or overnight courier service and shall be deemed given when received, as follows:

If to Intrepid: Intrepid Potash, Inc. 700 17th Street Suite 1700 Denver, CO 80202 Attention: Robert P. Jornayvaz III Fax: (303) 298-7502	If to HOPCO: Harvey Operating and Production Company 700 17th Street Suite 1700 Denver, CO 80202 Attention: Hugh E. Harvey, Jr. Fax: (303) 298-7502

with a copy to: Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, CO 80203-4541 Attention: Steven B. Richardson Fax: (303) 866-0200	with a copy to: [Address to be inserted.]

If to IPC: Intrepid Production Corporation 700 17th Street Suite 1700 Denver, CO 80202 Attention: Robert P. Jornayvaz III Fax: (303) 298-7502	If to PAL: Potash Acquisition, LLC c/o Platte River Ventures I, L.P. 200 Fillmore Street Suite 200 Denver, CO 80206 Attention: J. Landis Martin Fax: (303) 292-7310

with a copy to: [Address to be inserted.]	with a copy to: Bartlit Beck Herman Palenchar & Scott LLP 1899 Wynkoop Street, Suite 800 Denver, CO 80202 Attention: James L. Palenchar Fax: (303) 592-3140

Any party to this Agreement may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other parties hereto in accordance with this Section 7.2.

7.3 Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. This Agreement may not be assigned by either Intrepid or any Founding Stockholder except with the prior written consent of the other parties; provided, however, no prior consent shall be required for an assignment by a Founding Stockholder to its stockholders or members in connection with a distribution of

Common Stock by such Founding Stockholder, provided each assignee expressly agrees to be bound by this Agreement. Notwithstanding anything to the contrary in the preceding sentence, in the case of an assignment by PAL to its members in connection with a distribution of Common Stock by PAL (which shall not require the prior consent of any party hereto), no member of PAL, other than Platte River Ventures I, L.P. and CCF/PRV Co-Investment Holdings, L.P., shall be required to agree to be bound by this Agreement in connection with such assignment. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

7.4 Amendment. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of Intrepid and each of the Founding Stockholders.

7.5 Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

7.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.

7.8 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the others. The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

7.9 Interpretation of Agreement.

(a) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(b) Unless otherwise specified, references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of, and Exhibits to, this Agreement.

(c) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d) Each party hereto and its counsel cooperated in drafting and preparation of this Agreement and the documents referred to in this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

INTREPID:

INTREPID POTASH, INC.

By:

Name:

Title:

HOPCO:

HARVEY OPERATING AND PRODUCTION COMPANY

By:

Name:

Title:

IPC:

INTREPID PRODUCTION CORPORATION

By:

Name:

Title:

PAL:

POTASH ACQUISITION, LLC

By:

Name:

Title:

[Signature Page to Director Designation and Voting Agreement]